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                                                               EXHIBIT (d)(6)(i)

[ING LOGO]

REAL ESTATE

INVESTMENT MANAGEMENT

      April 15, 2004

      Ms. M. Kati Babinec
      Senior Legal Analyst
      ING Funds Services, LLC
      7337 East Doubletree Ranch Road
      Scottsdale, AZ 85258

             RE: Name Change

      Dear Kati:

      This letter serves to advise you that effective February 24, 2004, Clarion CRA Securities, L.P. changed its legal name to ING Clarion Real Estate Securities L.P.

      Should you have any questions, please feel free to contact me at (610) 995-8907.

      Sincerely,

      ING CLARION REAL ESTATE SECURITIES

      /s/ Heather A. Trudel
      --------------------------
      Heather A. Trudel
      Senior Vice President

      HAT:khs

ING CLARION REAL ESTATE SECURITIES
259 N Radnor Chester Road, Suite 205, Radnor, PA 19087
T 610.995.2500 F 610.964.0410
E name.surname@ingclarion.com